Exhibit 10.16

ORACLE CORPORATION

AMENDED AND RESTATED

2000 LONG-TERM EQUITY INCENTIVE PLAN

PERFORMANCE-BASED STOCK UNIT AWARD AGREEMENT

1.	Grant. Oracle Corporation (the “Company”) has granted to [Recipient] (“Participant”) the target number of performance-based stock units (“PSUs”) set forth above (“Target PSUs”) under the Company’s Amended and Restated 2000 Long-Term Equity Incentive Plan (the “Plan”). The maximum number of PSUs that may vest pursuant to this Award is 150% of the Target PSUs. This Award is subject to the terms set forth below in this PSU award agreement (the “Agreement”) and in the Plan.

The PSUs granted under this Agreement to Covered Employees within the meaning of Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, are intended to qualify as “qualified performance-based compensation” as described in Code Section 162(m)(4)(C) (“Qualified Performance-Based Compensation”).

In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

2.	Vesting Schedule.

(a)	Subject to the terms of the Plan and this Agreement, the PSUs granted under this Agreement shall vest and become payable in shares of Common Stock (“Shares”) on the Vesting Date (specified in Exhibit A) (i) to the extent the Performance Goals (as set forth in Exhibit A) applicable to the applicable Performance Period (as specified in Exhibit A) are attained, as determined accordance with Section 2(b) below and (ii) as long as the Participant remains continuously employed by the Company or any Parent, Subsidiary or Affiliate from the date of grant of the PSUs through the Vesting Date.

(b)	As soon as reasonably practicable after the completion of each Performance Period, the Committee shall determine the actual level of attainment of the Performance Goals for such Performance Period; provided, however, that in the case of PSUs intended to constitute Qualified Performance-Based Compensation, the determination of the level of attainment of Performance Goals shall be certified in writing in accordance with the requirements of Code Section 162(m) by the committee of the Board of Directors of the Company administering the Plan (the “Committee”), which shall be comprised of “outside directors” within the meaning of Code Section 162(m). On the basis of the determination or certified level of attainment of the Performance Goals, the number of PSUs that are eligible to vest shall be calculated.

3.	Company’s Obligation to Pay. Each PSU represents the right to receive a Share on the Vesting Date, subject to vesting conditions set forth herein. Unless and until the PSUs have vested in accordance with Section 2, Participant will have no right to settlement of any such PSUs. Prior to the actual settlement of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

4.	Settlement of the PSUs. The PSUs will be settled on the applicable Vesting Date or as soon thereafter as administratively practicable, but in any event within a period of sixty (60) days following the Vesting Date. At the time of settlement, Participant will receive one whole Share for each vested PSU. The Company may, at its sole discretion, substitute an equivalent amount of cash if the distribution of Shares is not reasonably practicable due to the requirements under Applicable Law, in which case, the amount of cash will be determined on the basis of the Fair Market Value of the Common Stock on the Vesting Date.

5.	No Rights as Stockholder. The PSUs underlying this Award do not carry voting rights or rights to cash dividends that are or may become applicable to the Common Stock or otherwise. Participant shall have no rights as a Stockholder of the Company unless and until the PSUs are settled by issuing Shares to the Participant.

6.	Termination of PSUs.

(a)	Notwithstanding any contrary provision of this Agreement, in the event of the termination of Participant’s employment relationship with Participant’s employer for any or no reason (excluding a transfer to the Company or any Parent, Subsidiary or Affiliate) prior to the Vesting Date for any Performance Period, the Participant’s right to acquire any Shares hereunder with respect to such Performance Period, as well as any subsequent Performance Period, will immediately terminate. Participant’s employment relationship shall be considered to have terminated (without regard to any notice period, e.g., a period of “garden leave” or similar period pursuant to local law or as may be required by the terms of an employment agreement) and Participant to have ceased to be employed by the Company or its Parent, Subsidiary or Affiliate, on the earliest of:

(1)	the date on which Participant’s employer (the “Employer”) delivers to Participant notice terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Participant is transferring employment to the Company, or any Parent, Subsidiary or Affiliate;

(2)	the date on which Participant delivers notice to his or her Employer that Participant is terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Participant is transferring employment to the Company, or any Parent, Subsidiary or Affiliate;

(3)	the date on which Participant ceases to provide services to the Company, or any Parent, Subsidiary or Affiliate, as appropriate, except where Participant is on an authorized leave of absence; or

(4)	the date on which Participant ceases to be considered an “employee” under

Applicable Laws.

The Committee shall have discretion to determine whether Participant has ceased to be employed by the Company or any Parent, Subsidiary or Affiliate, as appropriate, and the effective date on which such employment terminated.

7.	Compliance with Laws and Regulations. The issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal, state, local or foreign securities and other laws and with all applicable requirements of any stock exchange or national market system on which the Common Stock may be listed at the time of such issuance or transfer.

8.	Transferability of Award. This Award may not be transferred in any manner other than (i) by will, (ii) by the laws of descent and distribution, or (iii) by proof to the Company’s satisfaction, in the event of Participant’s death, that the beneficiary is entitled to receive the Award.

9.	Tax Consequences. The general U.S. federal income tax consequences of the grant, vesting, settlement and transfer of the Award, as well as upon disposition of any Shares issued at settlement of this Award, are set forth in the Plan prospectus made available at the Company’s web site at:

http://my.oracle.com/site/hr/RegionalSites/U.S./usbenefits/equity/index.html

If Participant is subject to tax in any other country besides the U.S., the tax treatment in the other country may differ from that reflected in the Plan prospectus.

10.	Tax Withholding Responsibility. Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax (including federal, state, local and foreign tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of this Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for Tax-Related Items or to achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all

Tax-Related Items. In this regard, if Participant is not subject to Section 16 of the Exchange Act, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; (2) withholding from proceeds of the sale of Shares acquired upon settlement of this Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or (3) withholding in Shares issuable upon settlement of this Award. If Participant is subject to Section 16 of the Exchange Act, Participant may satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) electing to have the Company or Employer withhold from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; (2) electing to have the Company withhold from proceeds of the sale of Shares acquired upon vesting of the PSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or (3) electing to have the Company withhold Shares otherwise issuable upon settlement of the PSUs.

If the obligation for the Tax-Related Items is satisfied by withholding in Shares, the Company will withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates. If Shares are sold to cover the Tax-Related Items obligations, the Company may use other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. Further, if the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or the proceeds from the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

11.

Nature of the Grant. By entering into this Agreement and accepting the grant of the PSUs evidenced hereby, Participant acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan and this Agreement; (ii) the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of stock units, or benefits in lieu of stock units, even if stock units have been granted in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment relationship at any time; (v) Participant’s participation in the Plan is voluntary; (vi) the PSUs and the Shares subject to the PSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of Participant’s employment contract, if any; (vii) the PSUs are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits (including the 401(k) Savings and Investment Plan and the Deferred Compensation Plan) or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Parent, Subsidiary or Affiliate; (viii) the PSUs and the Shares subject to the PSUs are not intended to replace any pension rights or compensation; (ix) the vesting of this Award ceases upon termination of the employment relationship as described in Section 6 of this Agreement, except as may otherwise be explicitly provided in the Plan document; (x) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; (xi) the grant of the PSUs and Participant’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Parent, Subsidiary or Affiliate; and furthermore, the PSU grant shall not be interpreted to form an employment contract with the Employer; (xii) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and (xiii) unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

12.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13.	Data Privacy Consent. As a condition of the grant of the PSUs, Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Employer and the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Employer, the Company and any Parent, Subsidiary or Affiliate hold certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of managing and administering the Plan.

Participant acknowledges that Data will be transferred to Fidelity or such other stock plan service providers or brokers as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan, provided that the Company ensures that the recipient maintains a level of privacy broadly equivalent to the standard set forth in the Company’s Internal Privacy Policy. Participant accepts that these recipients may be located in the United States or the European Economic Area and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, its broker and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of Data to a designated broker or other third party with whom Participant may elect to deposit any Shares acquired upon settlement of this Award, as such Data may be required for the administration of the Plan and/or the subsequent holding of Shares on Participant’s behalf. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or later seeks to revoke consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Participant PSUs or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing consent may affect Participant’s ability to participate in the Plan.

Additional details regarding data privacy are included in the Notice of Performance-Based Stock Unit Award Grant and in Oracle’s Internal Privacy Policy at: http://my.oracle.com/content/groups/public/@empl/@legal/documents/webcontent/cnt337893.pdf.

14.	Entire Agreement; Interpretation. The Plan made available at the Company’s web site at

http://my.oracle.com/site/hr/RegionalSites/U.S./usbenefits/equity/index.html is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. The Committee may amend this Agreement and the Plan from time to time. Participant understands and agrees that the terms of the PSUs can only be amended in writing. Participant agrees that the terms of the Plan govern the PSUs and that all interpretations and determinations made by the Company or the Committee with respect to the Plan and this Agreement shall be final and binding on all persons. This Agreement is governed by Delaware law except for that body of law pertaining to conflict of laws. Unless Participant is subject to a mutual agreement to arbitrate with the Company, Participant agrees to institute any legal action or legal proceeding relating to this Agreement or the Plan in state court in San Mateo County, California, or in federal court in San Francisco, California, United States of America. Participant agrees to submit to the jurisdiction of and agrees that venue is proper in the aforesaid courts in any such action or proceeding.

15.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

16.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.	409A Disclaimer. This Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code (the “Code”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction in benefits payable under the Award, as the Company determines are necessary or appropriate to ensure that this Award qualifies for exemption from, or complies with the requirements of, Code Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representation that this Award will be exempt from, or will comply with, Section 409A of the Code, and makes no undertakings to preclude Section 409A of the Code from applying to the PSUs or to ensure that it complies with Section 409A of the Code. For the avoidance of doubt, Participant hereby acknowledges and agrees that the Company will have no liability to Participant or any other party if the grant, vesting or settlement of the PSUs and the issuance of Shares or cash or any other transaction under this Agreement is not exempt from, or compliant with, Code Section 409A, or for any action taken by the Company with respect thereto.

18.	Additional Terms. The Company reserves the right to impose other requirements on Participant’s participation in the Plan to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.	Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

By clicking on the “Accept” button, Participant accepts the PSUs and agrees to be bound by its terms as set forth in the Plan and this Agreement.

These terms apply to grants made on or after July 24, 2014.